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                                                                File No. 70-8775



                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                Amendment No. 3

                                    Form U-1


                            APPLICATION-DECLARATION
                                     UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                         THE COLUMBIA GAS SYSTEM, INC.
                               20 Montchanin Road
                              Wilmington, DE 19807





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              (Names of company or companies filing this statement
                 and addresses of principal executive offices)


                            L. J. Bainter, Treasurer
                         The Columbia Gas System, Inc.
                               20 Montchanin Road
                              Wilmington, DE 19807





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                    (Name and address of agent for service)
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           The Application-Declaration as previously filed is hereby amended to include the following exhibit:

Item 6.    Exhibit

           F     Opinion of Counsel
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                                   SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this Declaration to be signed on its behalf by the undersigned thereunto duly authorized.


                                      THE COLUMBIA GAS SYSTEM, INC.





Date: March 22, 1996                  By: /s/ L. J. Bainter
                                          -----------------------------------
                                              L. J. Bainter
                                              Treasurer
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EXHIBIT INDEX

         (a)   Exhibit

               F    Opinion of Counsel